Exhibit 23.1

Consent of Wipfli LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-190342 and Registration Statement No. 333-197047 on Form S-3 of Silvercrest Asset Management Group Inc. of our report dated April 2, 2019, with respect to the financial statements of Cortina Asset Management, LLC included in this Current Report on Form 8-K/A.

/s/ Wipfli LLP

Milwaukee, Wisconsin

September 13, 2019